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                                                      EXHIBIT 4.1

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement"), executed as of the 1st day of August 1998, is hereby made between AMBIENT CORPORATION, a Delaware corporation having offices at 270 Madison Avenue, New York, New York, 10016 (hereinafter "ABTG"), and MISSION BAY CONSULTING, INC., a Rhode Island corporation having an office address at 387 Atwells Avenue, Providence, Rhode Island 02909 (hereinafter "Consultant").

                                   WITNESSETH:

     WHEREAS, ABTG desires to obtain certain financial consulting services, and Consultant is willing to provide such services in accordance with the terms and conditions set forth below,

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties hereto agree to establish such client/consultant relationship in accordance with the following terms and conditions set forth below:


1.   SCOPE OF SERVICES PROVIDED

     1.1 Consultant is to provide certain financial public relations services to ABTG in accordance with the terms and conditions hereof (the "Services"), which shall include, but not necessarily be limited to, the following:

     (i) supervising and managing a financial public relations firm selected by the mutual agreement of ABTG and the Consultant, to increase the visibility and corporate profile of ABTG to the financial community and the public at large;

     (ii) assisting brokers, financial professionals, investors and other interested persons in obtaining current information about ABTG's operations, business and prospects;

     (iii) responding to inquiries from the financial community and security holders of ABTG regarding ABTG's operations, business and prospects;

     (iv) assisting to the extent requested by ABTG in the preparation of annual and interim financial reports and press releases regarding ABTG;

     (v) assisting in securing third-party preparation of research reports regarding ABTG; and

     (vi) such other services as ABTG's Board of Directors may request consistent with the above described services.



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     1.2 The Consultant shall be obligated to render the services upon the request of ABTG, in good faith, but shall not be obligated to expend any specified amount of time in so doing. Consultant may work according to its own methods and keep its own hours; ABTG shall not control the manner in which Consultant works while performing under this Agreement. Notwithstanding the foregoing, inasmuch as the Board of Directors of ABTG has retained the Consultant to provide significant services and has a duty to the stockholders of ABTG to supervise the operations of ABTG; Consultant accordingly agrees to report to and be promptly responsive to redirection, questions, concerns, or comments raised by the Board regarding the Services.

     1.3 Consultant shall be responsible for the payment of all fees and expenses of the firm retained pursuant to Section 1.1 hereof, and any persons Consultant procures to assist it in performance of the Services. Any such assistants shall be compensated by Consultant and are deemed employees solely of Consultant. Consultant agrees to be solely responsible for any actions of its assistant, agents or other employees. Consultant agrees to comply with all applicable Federal, state and local laws, regulations and ordinances. Notwithstanding the foregoing, ABTG agrees to provide Consultant with support and cooperation in connection with the performance of the Services.

     1.4 ABTG recognizes and confirms that, in advising ABTG and in fulfilling its responsibilities under this agreement, the Consultant will use and rely on data, material and other information furnished to the Consultant by ABTG. ABTG acknowledges and agrees that in performing the Services under this Agreement, the Consultant may rely upon data, material and other information supplied by ABTG without independently verifying the accuracy, completeness or veracity of the same. Accordingly, ABTG expressly agrees that all data, material and other information furnished to the Consultant by ABTG shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2. PAYMENT FOR SERVICES

     2.1 As full compensation for the performance of the Services ABTG shall:

     (i) issue to Consultant a nonqualified stock option (the "Option") under ABTG's January 1998 Stock Option Plan to purchase an aggregate of 80,000 shares of ABTG common stock (the "Common Stock"). The Option shall have such vesting and other terms, conditions and provisions as shall be determined by ABTG, and shall be in the form of Exhibit A hereto;

     (ii) issue to Consultant an aggregate of 65,000 shares of Common Stock (the "Compensation Shares"), which shares shall be issued to Consultant in the manner set forth below (each such issuance, a "Tranche"):



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          20,000 Compensation Shares to be issued August 1, 1998;
          15,000 Compensation Shares to be issued November 1, 1998; 15,000 Compensation Shares to be issued February 1, 1998; and 15,000 Compensation Shares to be issued May 1, 1998.

     (iii) reimbursement of Consultant's pre-approved accountable expenses incurred in rendering the Services (following submission of satisfactory documentation).

     2.2 No fringe benefits or employee benefits shall be paid or given to Consultant. Consultant shall be solely responsible for the payment of any and all Federal, state, and local income taxes, Social Security taxes and unemployment taxes that may be generated hereunder. ABTG shall not withhold any such items and bears no responsibility for any such payments. The Consultant shall perform the Services hereunder as an independent contractor and not as an employee of ABTG or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Consultant shall not have authority to act for, represent or bind ABTG or any affiliate thereof in any manner.

     2.3 ABTG shall use its best efforts to: (i) include each Tranche of Compensation Shares issued to Consultant in a registration statement of ABTG on Form S-8 or other qualifying or successor form to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "1933 Act"); and (ii) have such registration statement declared effective by the Commission, so that each Tranche of Compensation Shares shall be registered under the 1933 Act on or prior to the date such Tranche of Compensation Shares is issued.

3. TERM AND TERMINATION

     3.1 Consultant shall commence providing the services contemplated hereunder as of the date hereof and shall continue providing such services until the earlier of (i) July 31, 1999; or (ii) such time as this Agreement is earlier terminated pursuant to the provisions of Section 3.2 hereof.

     3.2 Either party hereto shall have the option to terminate this Agreement at any time without cause upon thirty (30) days prior notice to the other party. The right to terminate this Agreement as provided for in this Section 3.2 shall be in addition to and not in lieu of any right either party hereto may have against the other for breach of this Agreement. In the event of such termination, any portion of the Option which was unexercised at the date of notification of termination shall be forfeited.

     3.3(a) Notwithstanding Article 2 hereof, if Consultant is terminated for "cause" (as defined in Section 3.3(e)), Consultant shall forfeit all Compensation Shares issued to Consultant through the date of termination, and Consultant shall immediately surrender to ABTG the certificate(s) evidencing all Compensation Shares issued pursuant to all Tranches under this Agreement. In the event this Agreement is terminated pursuant to this Section 3.3(a), ABTG




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shall cease to have any obligation to Consultant hereunder, including, but not limited to, the issuance of any Tranche of Compensation Shares.

     (b) Notwithstanding Article 2 hereof, if Consultant terminates this Agreement for any reason, or for no reason, then Consultant shall forfeit one-half of all Compensation Shares issued to Consultant through the date of termination. Consultant shall then immediately surrender to ABTG the certificate(s) evidencing the Compensation Shares to be surrendered, and ABTG shall retire and cancel such shares. In the event this Agreement is terminated pursuant to this Section 3.3(b), ABTG shall cease to have any obligation to Consultant hereunder, including, but not limited to, the issuance of any Tranche of Compensation Shares.

     (c) Notwithstanding Article 2 hereof, if Consultant is terminated without "cause", Consultant shall be entitled to ownership of all Compensation Shares to be issued pursuant to the terms of this Agreement.

     (d) In the event all or any part of the Compensation Shares to be forfeited and surrendered to ABTG by Consultant upon a termination of this Agreement pursuant to this Article 3 have been sold by the Consultant, then the Consultant shall return to ABTG the economic value of the Compensation Shares sold and required to be surrendered. The economic value of such shares shall be equal to the price at which such shares were sold by the Consultant, and shall immediately be remitted to ABTG in cash at the time of surrender.

     (e) For purposes of this Agreement, the term "cause" shall mean fraud, willful neglect or wrongful acts, repeated negligence or the failure to perform to customary consulting standards, conviction of, or a plea of guilty or nolo contendre to, a felony or misdemeanor which is a crime, or a violation of
Section 6 hereof.

4. CONSULTANT TO PROVIDE NON-EXCLUSIVE SERVICES

     Either Consultant, or Randolph Beimel, Consultant's principal stockholder, may provide services similar to the Services to any other clients while this Agreement is in effect without the prior express written consent of ABTG's Board of Directors.

5. REPRESENTATIONS AND WARRANTIES

5.1  ABTG represents and warrants to the Consultant as follows:

     (i) Organization and Standing of ABTG. ABTG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement.

     (ii) Authorization. ABTG has all requisite power and authority to execute, deliver and perform this Agreement and to carry out and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by ABTG



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has been duly authorized by all requisite corporate action and this Agreement has been duly executed and delivered by ABTG and constitutes the legal, valid and binding obligation by ABTG, enforceable against ABTG in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditors' rights and the relief of debtors.

     (iii) Reporting Company Status. ABTG has a reporting obligation pursuant to
Section 12(g) or 15(d) of the Securities Exchange Act of 1934 , as amended (the "Exchange Act") and ABTG is current in the filing of all periodic reports under the Exchange Act.

5.2  The Consultant represents and warrants to ABTG as follows:

     (i) Organization and Standing of Consultant. Consultant is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has all requisite power and authority to enter into this Agreement.

     (ii) Authorization. The Consultant has all requisite power and authority to execute, deliver and perform this Agreement and to carry out and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Consultant has been duly authorized by all requisite corporate action and this Agreement has been duly executed and delivered by the Consultant and constitutes the legal, valid and binding obligation by the Consultant, enforceable against the Consultant in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws affecting generally the enforcement of creditors' rights and the relief of debtors.

     (iii) Noncontravention. The execution, delivery and performance of this Agreement by the Consultant will not violate any provision of any law, any rule or regulation of any governmental authority, or any judgment, decree or order of any court binding on the Consultant, and will not conflict with or result in any breach of any of the unwaived terms, conditions or provisions or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Consultant's properties or assets, or any material indenture, mortgage, lease, agreement or other instrument to which the Consultant is a party.

     (iv) Non-Distribution. The Consultant represents and warrants to ABTG that the Option and the Consideration Shares are being acquired by the Consultant for its own account for investment, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the 1933 Act and the rules and regulations thereunder, and the Consultant will not distribute them in violation of the 1933 Act.



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6. DISCLOSURE OF INFORMATION

     Upon completion of Consultant's work hereunder, all of its documents, records, notebooks, and other work product containing confidential information and all copies thereof, will be left with ABTG. Consultant agrees not to disclose to anyone any confidential information obtained while providing the Services hereunder, unless Consultant obtains the prior written approval of ABTG's Board of Directors. Notwithstanding anything herein to the contrary, regardless of the circumstances under which this Agreement is terminated there shall be no restrictions on the engagements accepted by Consultant after the term of this Agreement. Consultant acknowledges and agrees that, because of the unique and extraordinary nature of the Services, any breach or threatened breach of any of the provisions of Section 7 hereof will cause irreparable injury and incalculable harm to ABTG, and ABTG shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by ABTG to such injunctive or other equitable relief shall not be deemed to waive or limit in any respect any right or remedy which ABTG may have with respect to such breach or threatened breach. ABTG and Consultant agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situate in Rhode Island and each of the parties hereto hereby agree to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

7. INDEMNIFICATION

     7.1 ABTG hereby agrees to indemnify and hold Consultant harmless to the maximum extent permitted by applicable law and the by-laws of ABTG, against all losses, claims, liens, damages, liabilities, costs, charges, and expenses, including, without limitation, the costs of investigating, preparing or defending any action, suit, claim or proceeding or threatened action, suit, claim or proceeding, whether civil, criminal, or administrative, including, without limitation, attorney's fees, incurred or sustained by Consultant in connection with (i) any misrepresentation of ABTG herein or breach of any covenant of ABTG; and (ii)any such action, suit, claim or other proceeding, to which Consultant is, or may be made, a party by reason of its being a party to and performing under this Agreement; provided however, that any action, suit, claim or proceeding shall not be a result of Consultant's negligence or willful misconduct.

     7.2 Consultant hereby agrees to indemnify and hold ABTG, its officers, employees, directors, shareholders, and agents (collectively "ABTG Indemnitees") harmless to the maximum extent permitted by applicable law and the by-laws of the Consultant, against all losses, claims, liens, damages, liabilities, costs, charges, and expenses, including, without limitation, the costs of investigating, preparing or defending any action, suit, claim or proceeding or threatened action, suit, claim or proceeding, whether civil, criminal, or administrative, including, without limitation, attorney's fees, incurred or sustained by any ABTG Indemnitee in connection with (i) any misrepresentation of Consultant herein or breach of any covenant of Consultant; and (ii) any such action, suit, claim or other proceeding, to which ABTG is, or may be made, a party by reason of Consultant's gross negligence or willful misconduct in the performance of the Services under this Agreement.



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8. MISCELLANEOUS

     8.1 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), to the parties at their respective address hereinabove set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

     8.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Rhode Island applicable to agreements made and to be performed entirely in Rhode Island. This Agreement shall be governed in all respects and for all purposes by the laws of the State of Rhode Island and the Courts of the State of Rhode Island shall have exclusive jurisdiction to enforce any order or award obtained in arbitration. If any provision of this Agreement shall be declared void or against public policy, such provision shall be deemed severed from this Agreement and the remaining provisions shall remain in full force and effect and unmodified.

     8.3 Arbitration. Except with respect to any proceeding brought under
Section 7 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Kent County, Rhode Island pursuant to the rules then applying of the American Arbitration Association. The arbitrators shall consist of one representative selected by ABTG, one representative selected by the Consultant, and one representative selected by the first two arbitrators. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after the request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings if the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either ABTG or the Consultant fail to appoint an arbitrator as required by this Section 8.3 within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and its decision in writing shall be binding and conclusive on all of the parties to this Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.



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     8.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by any party that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     8.5 Assignability. This Agreement, and the various parties' rights and obligations hereunder may not be assigned. Notwithstanding the foregoing, any party hereto which is a corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; and in such even the rights and obligations of such corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of the business or assets. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, successors and assigns.

     8.6 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto who are thereby affected, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same. No waiver by either party of the breach of contract or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     8.7 Insurance. Consultant must produce and provide ABTG with evidence of personal hospitalization insurance and business insurance.

     8.8 Survival. The rights and obligations under Paragraphs 2,5,6,and 7 shall survive and continue after any expiration or termination of this Agreement and shall bind the parties and their legal representatives, successors, heirs and assigns.

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     IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first written above.

                                             AMBIENT CORPORATION

                                             By: /s/ Jacob Davidson
                                                -------------------
                                                Jacob Davidson
                                                CEO

                                                      [Seal]

                                             MISSION BAY CONSULTING, INC.

                                             By: /s/ Randolph Beimel
                                                --------------------
                                                Randolph Beimel
                                                President

                                                     [Seal]

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